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                                                                    EXHIBIT j(2)



                         INDEPENDENT AUDITORS' CONSENT



The Board of Trustees and Shareholders
AIM Funds Group:

We consent to the use of our reports on AIM Balanced Fund, AIM Global Utilities Fund, AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Select Growth Fund and AIM Value Fund (series portfolios of AIM Funds Group) dated February 5, 1999 included herein and the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Audit Reports" in the Statement of Additional Information.


                                              /s/ KPMG LLP
                                                  KPMG LLP

Houston, Texas
April 14, 1999